Exhibit 99.10

Investor Relations Contact:	Media Relations Contact:
David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates dwaldman@lhai.com (212) 838-3777	Olessia Sibiriakova HALO Technology Holdings olessia@haloholdings.com (203) 422-2950

FOR IMMEDIATE RELEASE

Mark S. Finkel Appointed Chief Financial Officer
of HALO Technology Holdings

GREENWICH, Conn. — December 28, 2005 — HALO Technology Holdings (OTCBB: WARP) an enterprise software holding company, has expanded its executive team by appointing Mark S. Finkel to the role of chief financial officer. Jeff Bailey, who previously served as CFO, will remain CEO of Gupta Technologies, a wholly-owned subsidiary of the company.

Mr. Finkel brings to HALO over 20 years of senior financial and operational experience at both public and private companies. Prior to joining HALO, Mr. Finkel, 51, has served as Chairman of two companies for which he led a buyout: RightAnswers, Inc. (which provides Self Service solutions for technical support) and ISD Corporation (a leader in the payment technology industry). He served as Chief Executive Officer of each upon their initial acquisition. Mr. Finkel also has been serving as a venture partner with Prism Opportunity Fund, which focuses on early stage companies. Previously, Mr. Finkel has taken three companies public as Chief Financial Officer: Consilium, Inc, Logic Works, Inc. and ServiceWare Technologies, Inc. He also served as CFO of BackWeb Technologies, Inc. and Neuron Data, Inc. Mr. Finkel holds a J.D. from the University of California, Davis, an M.B.A. from New York University, and a B.A. from Oberlin College.

HALO CEO Ron Bienvenu stated, “After a year in which we acquired or announced our intention to acquire nine enterprise software companies, Mark is a key addition to our senior management team. He brings the necessary skills and experience to enhance our operations and ensure that our financial controls and reporting systems support our future growth as we drive towards increasing operating cash flow and earnings per share. Having taken three companies public as CFO, as well as spearheading numerous acquisitions and holding a range of senior management positions, he has a long track record of assisting high growth technology and software companies.”

Mr. Bienvenu continued, “We thank Jeff Bailey for his leadership in establishing a strong financial foundation for the company and look forward to his ongoing contributions as CEO of our largest subsidiary, Gupta Technologies.”

About HALO Technology Holdings
HALO Technology Holdings owns and operates a portfolio of enterprise software companies. HALO’s strategy is to acquire private and public companies with a focus on profitability, product quality, customer satisfaction and retention, and stable growth. The Company uses a combination of debt and equity for its acquisitions, as well as leveraging the balance sheets of target companies, to minimize dilution to its shareholders. The Company is pursuing additional acquisitions that will contribute to a strong increase in operating cash flow and earnings per share. For more information, please visit www.halotechnologyholdings.com.

HALO Technology Holdings is the operating name of Warp Technology Holdings, Inc. (“HALO” or the “Company’). Shares of HALO are quoted on the Over-the-Counter Bulletin Board operated by the National Association of Securities Dealers, Inc. under the symbol “WARP”. Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those relating to future opportunities, the outlook of customers, the reception of new products and technologies, and the success of new initiatives. In addition, such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include: (i) demand for the Company’s products; (ii) the actions of current and potential new competitors; (iii) changes in technology; (iv) the nature and amount of the Company’s revenues and expenses; and (v) overall economic conditions and other risks detailed from time to time in the Company’s periodic earnings releases and reports filed with the Securities and Exchange Commission (the “Commission”), as well as the risks and uncertainties discussed in the Company’s Annual Report on Form 10-KSB filed with the Commission on September 28, 2005 (the “Form 10-KSB”).

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